IMAGIS RECEIVES ORDER FOR MEXICAN POLICE

Vancouver, Canada, April 9, 2002: (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) Imagis Technologies Inc. ("Imagis"), developer and marketer of advanced biometric-based software, today announced that it has received an order from T.C. VILSA S.A. of Mexico City, Imagis Latin American business partner, for Imagis' CABS Computerized Arrest & Booking system, ID-2000 facial recognition and its evidence tracking module to classify and locate incident-related evidence.

CABS and ID-2000 facial recognition will be installed at a police facility located in one of the largest states in Mexico. Installation is expected to be complete by June and once implemented, will provide for quick and easy sharing of offender and incident based images and the potential for a central database available to all police and law enforcement agencies.

About T.C. VILSA
T.C. VILSA is a private company with a strong presence in the Mexican banking and government sectors, and has been a leading supplier of identification technology and services throughout Latin America for over 17 years.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB: Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. Imagis Chairman is Oliver "Buck" Revel, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director.
http://www.imagistechnologies.com

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CONTACT:

Sandra Buschau, VP Investor & media relations Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com	Iain Drummond, President and CEO Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: idrummond@imagistechnologies.com
Typhoon Capital Consultants Sanjay Sabnani, President Tel: (310) 349-2245 E-mail: sanjay@typcap.com

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